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                                                                  EXHIBIT 10.9.1


                            TIMBER PURCHASE AGREEMENT

         By this Agreement, executed as of the 29th day of December, 1998, KINZUA RESOURCES, LLC ("Kinzua"), an Oregon Limited Liability Company, and PIONEER RESOURCES, LLC ("Pioneer"), an Oregon limited liability company, agree as follows:

         1. PURCHASE AND SALE. Kinzua hereby purchases from Pioneer and Pioneer hereby sells to Kinzua "the Timber" (as defined in Section 2, below) on the real property described on Exhibit A attached hereto, which is approximately 42,420 acres situated in Wheeler, Morrow, Umatilla and Grant Counties, Oregon (hereinafter "the Premises").

         2. THE TIMBER. The term "the Timber" shall mean the merchantable timber standing or lying on the Premises during the term of this Agreement which is included in the following description:

                  2.1 VOLUME. 19,295 MBF, net short log Scribner scale, to be selected by Kinzua from the timber located on the Premises in accordance with the logging plan described in Section 12.2 below.

                  2.2 SPECIES. Ponderosa pine, Douglas fir, western larch, white fir, Engelmann spruce, and lodgepole pine.

                  2.3 SIZE. For standing trees, tree segments which will produce a 16' log to a minimum 6" top, inside bark diameter. For down trees, tree segments which will produce an 8' log to a minimum 6" top, inside bark diameter.

         3. PRICE. The purchase price for the Timber is Five Million Five Hundred Fifty-Six Thousand Nine Hundred Sixty Dollars ($5,556,960). Kinzua shall account for and report to Pioneer, in accordance with Sections 6 and 7 of this Agreement, all volumes of the Timber harvested from the Premises and all volumes of timber in excess of 19,295 MBF harvested from the Premises. Kinzua shall pay Pioneer, in addition to said purchase price, the following stumpage price for any excess volumes of timber incidentally cut or removed by Kinzua: $288/MBF, net short log Scribner scale, all species, camp run. However, nothing in the two preceding sentences shall be construed to allow Kinzua to cut or remove any volume of timber substantially in excess of the volume set forth in Section 2.1, above, or unilaterally to make any material variance in the logging plan approved by Pioneer pursuant to the provisions of Section 12.2, below.

         4. REMOVAL SCHEDULE. Subject to unusual weather conditions or other events of force majeure, Kinzua will use its best efforts to complete harvest and removal of the Timber not later than September 30, 1999. Kinzua will promptly notify and confer with Pioneer as soon as Kinzua knows of circumstances that may prevent compliance with the schedule set forth above. Notwithstanding any such unusual weather conditions or other events of force majeure, the

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period within which Kinzua shall be required to harvest and remove the Timber shall not extend beyond December 31, 1999.

         5.       TERMS OF PAYMENT.

                  5.1 On execution of this Agreement, Kinzua will pay to Pioneer Five Million Five Hundred Fifty-Six Thousand Nine Hundred Sixty Dollars ($5,556,960) in full satisfaction of the purchase price for the Timber. Upon receipt of the $5,556,960, Pioneer shall deliver to Kinzua a Timber Deed in the form attached hereto as Exhibit B.

                  5.2 If, for any reason, the volume of merchantable logs removed from the Premises is less than 19,295 MBF, the purchase price shall not be adjusted and no portion thereof shall be refundable or rebatable, it being understood and agreed that Kinzua shall have all risk with respect to existing and future volumes of timber on the Premises and all risk of loss.

                  5.3 Unless directed otherwise in writing, Kinzua shall make payments to Pioneer at its address set forth in this Agreement for the purpose of providing notice.

         6. UTILIZATION STANDARDS. Kinzua shall remove from the Premises any merchantable log manufactured from severed timber. Merchantable logs shall be those logs containing 5 board feet or more of sound, usable wood, and having a minimum log diameter of 6" inside the bark at the small end and having a minimum of 8 feet in length. Any log containing less than one-third net merchantable volume that is inadvertently transported to a log yard shall be the property of Kinzua, but Kinzua shall have no obligation to pay for such culls.

         7.       SCALING.

                  7.1 All loads shall be weighed at the Kinzua log yards with a scale ticket that notes gross, tare, and net weights. All mixed species loads will be 100 percent rollout scaled. Loads sorted by species shall be scaled one in five on a random basis to determine the applicable board foot per pound conversion factor to be used to calculate the volume of those loads weighed, but not scaled. Scaling will follow the rules and procedures identified under the U.S. Forest Service Handbook, FSH2409.11, and/or the "Official Rules" of the Columbia River Log Scaling and Grading Bureau, January 1, 1982 Edition, Reprinted January 1, 1995. All scaling will be done at the expense of Kinzua and through an independent third party log scaling and grading bureau using one of the above identified procedures.


                  7.2 Kinzua shall provide Pioneer monthly with copies of volume reports showing the amount of Timber removed from the Premises during the preceding month and the amount of any timber in excess of 19,295 MBF so removed. Each such volume report shall be accompanied by payment from Kinzua to Pioneer for any such excess timber.

         8.       TERM.

                  8.1 Kinzua shall have from the date hereof until September 30, 1999 (the

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"Termination Date"), to cut and remove the Timber from the Premises, provided that in the case of an event of force majeure the Termination Date shall be extended for the period of delay caused by such event of force majeure, but in no event shall such Termination Date be extended beyond December 31, 1999. Thereafter, all right, title, and interest to the Timber shall revert to Pioneer. Upon the expiration of the term of this Agreement or any earlier termination of this Agreement, Kinzua shall execute and deliver to Pioneer a recordable termination and release of all rights, titles, interests, powers and privileges of Kinzua under this Agreement, in form and substance reasonably acceptable to Pioneer.

                  8.2 Pioneer acknowledges that Kinzua will finance all or a portion of the purchase price with a secured loan from U.S. Bank. Should Kinzua default on its loan payments to U.S. Bank pursuant to said secured loan, such that U.S. Bank or a Successor (as hereinafter defined) by the terms of U.S. Bank's security agreement with Kinzua commences action to succeed to Kinzua's rights under this Agreement, then and only then the Termination Date shall be extended for the benefit of U.S. Bank or such Successor to the extent reasonably necessary to cut and remove the balance of the Timber not yet cut and removed by Kinzua from the Premises, but in any event not later than September 30, 2000; provided, however, if U.S. Bank or such Successor shall at any time discontinue or abandon such action to succeed, then the extension pursuant to this Section
8.2 shall be deemed to be rescinded and no longer effective. For purposes of this Section 8.2, the term "Successor" shall mean any successor or assignee of U.S. Bank other than Kinzua or Greg Demers or any person or entity affiliated with or related to Kinzua or Greg Demers.

                  8.3 During the term of this Agreement as defined in Sections 8.1 and 8.2, above, Pioneer will not cut or remove any merchantable timber standing on the Premises.

         9. PIONEER'S TITLE. Pioneer hereby warrants that it has not granted or created any liens, claims, and encumbrances of any kind against the Timber or the Premises since October 9, 1998, except those specified on Exhibit C, attached hereto and by this reference made a part hereof.

         10. PASSAGE OF TITLE; RISK OF LOSS. Title to the Timber shall pass to Kinzua upon Pioneer's execution and delivery of the Timber Deed. Kinzua assumes all risk of loss, damage, or injury to the Timber by fire, windstorm, pestilence, act of God, act of government or other casualty not caused by Pioneer's negligence.

         11. TAXES. Pioneer shall pay all taxes levied against the Premises, including fire patrol tax, during the term hereof, and Kinzua shall pay all taxes levied by reason by Kinzua's harvest and removal of the Timber and any excess timber, including without limitation, the harvest, severance and privilege tax.

         12. HARVEST PRACTICES. Kinzua shall conduct its logging operations on the Premises in an efficient, workmanlike manner, in accordance with standard good logging practices as the same prevail in eastern Oregon and pursuant to the provisions of the Oregon Forest Practices Act and in accordance with the following special provisions:

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                  12.1     Kinzua shall at Kinzua's expense perform all
requirements of the Oregon Forest Practices Act applicable to Kinzua's activity on the Premises, including filing and delivering all notices to the State Forester required by the Oregon Forest Practices Act.

                  12.2 Kinzua shall prepare a logging plan for each of the operations listed in Exhibit A. These plans must be submitted to and approved by Pioneer prior to commencement of any activity pursuant to this Agreement and Pioneer shall not withhold approval unreasonably. These plans shall include, among other things, the names, addresses, and telephone numbers of the logging contractor and his field representatives, type of logging equipment to be used, roads to be used, and dates for cutting, yarding, hauling, and current brush piling and cleanup operations. The plan shall conform to the terms of this Agreement. A breach of any logging plan approved by Pioneer pursuant to this Section shall be considered a breach of this Agreement.

                  12.3 Felling of merchantable trees shall be done so as to minimize breakage and waster.

                  12.4 Kinzua shall pay all costs of labor and materials and shall keep the properties of Pioneer free from liens and encumbrances.

                  12.5 Pioneer may temporarily suspend Kinzua's operations in periods of extreme fire danger or whenever, in Pioneer's reasonable judgment, they might cause excessive damage to lands, water quality, roads or forest soils because of weather conditions during extreme wet periods.

                  12.6 Upon completion of all logging operations under this Agreement, Kinzua shall promptly remove all equipment, refuse, wire rope, litter, scrap and trash brought onto the Premises or deposited along access roads by Kinzua, its agents, contractors or employees. All lunch-box garbage, empty oil and grease containers, empty cans or anything of a nonbiodegradable nature shall be removed from the Premises on a daily basis.

                  12.7 Kinzua shall be responsible for any trespass outside the Premises boundary marked on the ground by Pioneer.

                  12.8 In the event any fuel oil, petroleum products, or other hazardous wastes are deposited on any part of the Premises or along any access roads as a result of any activities of Kinzua or Kinzua's contractors, Kinzua shall promptly notify Pioneer of such fact and shall also immediately remove and clean up the same in full compliance with all provisions of State and Federal law. Kinzua shall defend, indemnify and save harmless Pioneer against any and all losses, expenses, damages, claims, fines, charges, liens, liabilities, actions, causes of action or proceedings of any kind relating to the environmental condition of the Premises and arising directly or indirectly out of or in connection with the acts or omissions of Kinzua or any of its agents, contractors or employees.

         13. ROAD CONSTRUCTION, USE AND MAINTENANCE. Kinzua agrees to and shall comply

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with the following terms and provisions in constructing, using and maintaining all logging roads:

                  13.1 Kinzua shall have the right to build such temporary roads upon the Premises as may be necessary to log the Premises. No road shall be constructed, and no existing road shall be used, until such planned construction or use has been disclosed to and approved by Pioneer as part of the logging plan. In constructing any road, Kinzua shall abide by applicable State and Federal laws.

                  13.2 Pioneer shall be responsible for deferred maintenance charges assessed under the Cooperative Maintenance Agreement with the US Forest Service for any volume hauled over costs share roads. Kinzua shall be responsible for any other current maintenance or for paying for maintenance of roads used in performing this Agreement except that if there are other users for commercial hauling, performance of or payment for maintenance will be a responsibility shared in proportion to use with such other users. Road maintenance shall include keeping culverts, culvert catch basins, and ditches free of debris, grading the road surface, and adding of rock to maintain road surface during periods of log hauling. Within a reasonable period of time after termination of log hauling, Kinzua shall leave roads in a condition equal to or better than existed prior to Kinzua's logging and hauling operations. Kinzua shall pay all costs in connection with maintenance work attributable to Kinzua's use of the roads.

         14. PRESERVATION OF SURVEY MONUMENTS. Kinzua is responsible for preservation of survey monuments. Should Kinzua destroy or damage any said monument during Kinzua's operations, Kinzua shall have the monuments replaced by a registered professional land surveyor licensed in Oregon, and shall effect the appropriate filing of the resurvey with the County Surveyor.

         15. DAMAGE TO RESERVED TREES. Reserved trees are those on or off the Premises, including wildlife trees, not to be cut by Kinzua. If Kinzua's activities result in damage to reserved trees as determined by Pioneer, Kinzua shall take such trees and pay for such trees as liquidated damages double the fair market value therefor. If the State Forest Practices Officer determines that Kinzua has damaged wildlife trees or logs, then Kinzua will be required to remedy the problem in accordance with the State's instructions at Kinzua's expense.

         16. SLASH DISPOSAL. Kinzua will be responsible for disposal of slash as required by the Oregon Forest Practice Rules and Statutes except for burning. Pioneer will be responsible for burning.

         17. REFORESTATION. Pioneer shall be responsible for reforestation work and costs complying with State requirements except in situations where a violation of the logging plans (referenced in paragraph 12.2) by Kinzua or its contractor has created a reforestation liability. In that case Kinzua is liable for the costs of reforestation to a level acceptable to Pioneer in its reasonable discretion.

         18. FIRE PRECAUTIONS AND SUPPRESSION. During the time that this Agreement remains in force, Kinzua shall independently make every reasonable effort to prevent and

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suppress forest fires on the Premises. Kinzua shall be responsible for any expense, liability, or claims of liability resulting from any default by Kinzua in performance of its obligations under this Section 18. Kinzua shall defend, indemnify and hold harmless Pioneer from all liability to governmental authorities or to public or private parties arising out of Kinzua's violation of law, or from fire resulting from Kinzua's negligent acts or omissions or willful misconduct.

         19.      ASSUMPTION OF RISKS AND INDEMNITY.

                  19.1 Pioneer has made no representations as to the present or future conditions of or on its property or the character or amount of traffic on any access roads. Kinzua assumes all risks of personal injury or property damage to itself and its employees, agents and contractors in connection with operations under this Agreement.

                  19.2 Kinzua shall pay for all damage to Pioneer's property and to the property of any third parties resulting directly or indirectly from negligent acts or omissions or willful misconduct by Kinzua, its employees, agents, or contractors in performing this Agreement.

                  19.3 Kinzua shall defend, indemnify and save harmless Pioneer against any and all losses, expenses, damages, claims, fines, charges, liens, liabilities, actions, causes of action or proceeding of any kind whatsoever (whether or not arising on account of damage to or loss of property, or injury to or death of any person) arising directly or indirectly out of or in connection with the acts or omissions of Kinzua or any of its agents, contractors or employees, except those caused solely by Pioneer's negligence. The foregoing indemnification in favor of Pioneer includes, without limitations, any claim for injury to persons or property, nuisance, mechanics' and materialmen' liens, workers' compensation or unemployment taxes, fines and penalties, and any environmental damages. Kinzua shall perform all its obligations and carry on all its operations and activities hereunder as an independent contractor and entirely at its own risk and responsibility. Kinzua shall be responsible for activities of its subcontractors. Kinzua will reimburse Pioneer for all costs reasonably incurred by Pioneer to defend against such claims through attorneys of Pioneer's choice.

                  19.4 Pioneer expressly disclaims, and Kinzua expressly acknowledges such disclaimer, making or giving any warranty regarding the costs or feasibility of logging such timber; Kinzua acknowledges relying solely upon Kinzua's own estimates of said costs and feasibility.

         20. INSURANCE. At all times during the period of this Agreement and any extension thereof or until all work required by this Agreement is completed, Kinzua shall have in effect comprehensive property damage and personal injury liability insurance, including coverage for motor vehicles, as required by this section. The insurance shall be in the amounts specified and shall afford the coverage as described below.

         Kinzua shall have worker's compensation insurance meeting statutory requirements for all Kinzua's employees, and shall require Kinzua's contractors and subcontractors to have worker's compensation insurance covering all employees involved in operations hereunder.

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         Kinzua shall furnish to Pioneer certificates of insurance evidencing that the required insurance has been issued to Kinzua or to its contractors or subcontractors, as the case may be, and is in force on the date of the certificates. The insurance shall be written by a company or companies authorized to do business in the State of Oregon. The issuing company or companies shall agree on the certificate or an attachment thereto that Pioneer shall be given thirty (30) days prior written notice of intended cancellation of the insurance. Pioneer, its agents, owners and employees shall be named as additional insured parties under all said property damage, comprehensive and personal injury liability insurance policies. Kinzua shall at all times during the period of this Agreement and any extension thereof or until all work required by this Agreement is completed have in effect loggers broad form property damage and public liability insurance coverage, with the contractual liability exclusion deleted, in the amounts specified below:

                  Bodily Injury or Death:
                           Each Person                        $2,000,000
                           Each Occurrence                    $2,000,000

                  Property Damage:
                           Any One Occurrence                 $2,000,000

         If any said policy shall lapse or shall be canceled at any time during the life of this Agreement, Pioneer shall have the right immediately to suspend all of Kinzua's logging activities hereunder until insurance requirements are fully met by Kinzua.

         21. EXAMINATION OF LOCATIONS AND CONDITIONS. It is understood that Kinzua, before signing this Agreement, has made a careful examination thereof and an analysis of all requirements and specifications set forth herein; that Kinzua has independently evaluated the character of the work required, and has not relied upon estimates by Pioneer, and that Kinzua has made a careful examination of the Premises and the location and conditions of work. Pioneer in no case will be responsible for any loss or cost that may be suffered by Kinzua as a result of the failure of Kinzua to be so informed.

         22. AUTHORIZED REPRESENTATIVE; INSPECTION. Pioneer and its designated field representative or representatives shall have the right to inspect progress of work, and to issue instructions in regard to required compliance with the terms of this Agreement. Pioneer, through its authorized and designated representative or representatives, shall at all times be allowed access to all parts of the logging operations and work locations of Kinzua, and shall be furnished such information and assistance by Kinzua, or the designated representative or representatives of Kinzua, as may be required to make a complete and detailed inspection.

         23. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration, except any claim for injunctive relief pursuant to Section 24.2.1 below or any action in equity to enforce specific performance pursuant to Section 24.2.3 below. Arbitration shall take place before a panel of three arbitrators, one chosen by Pioneer, one by Kinzua and the third chosen by the first two. The arbitration shall be held in

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such place in the metropolitan Portland, Oregon area as may be specified by the arbitrators or a majority of them and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the panel shall be final and binding and may be enforced, if necessary, in any court of competent jurisdiction. The determination of which party (or combination of them) bears the costs and expenses incurred in connection with any such arbitration proceeding shall be determined by the panel. The panel shall have no power or jurisdiction to consider evidence with respect to or to render any award of or judgment for punitive damages

         24.      DEFAULT.

                  24.1 Time and strict performance hereunder are the essence of this Agreement, and it is agreed that any one of the following shall constitute an event of default:

                           24.1.1   Failure by Kinzua to pay any amount owing to
Pioneer under this Agreement on or before the due date thereof.

                           24.1.2   Failure by either party to keep and perform
any agreement, covenant or condition hereunder (other than a payment default by Kinzua under Section 24.1.1), if such failure shall continue for a period of thirty (30) days after written notice thereof from the other party, provided, however, if such failure to perform is not curable within such 30-day period, it shall not be an event of default if the non-performing party, promptly after such notice, commences such actions as shall be necessary to cure such failure, diligently pursues such curative action and completes the cure of such failure as soon as reasonably possible.

                  24.2 In the event Kinzua defaults in any manner set forth herein, Pioneer shall have the right to exercise any one or more of the following rights, powers, and remedies, which shall, to the full extent permitted by law, be cumulative and not alternative:

                           24.2.1   to obtain injunctive relief with respect to
any breach of or default under this Agreement; provided, however, Pioneer shall not have the right to enjoin harvest practices which comply with the provisions of this Agreement; and provided further, no injunction against Kinzua with respect to a breach or default by Kinzua shall be effective against the Bank or a Successor (as defined in Section 8.2), but nothing in this section shall prevent Pioneer from obtaining an injunction against the Bank or such Successor for its own acts or omissions in breach or violations of this Agreement.

                           24.2.2   to recover damages from Kinzua's breach of
contract;

                           24.2.3   to specifically enforce this Agreement by
suit in equity.

                  24.3 Nothing contained in this Section 24 shall be deemed or construed to extend the Termination Date as determined under Section 8 above.

         25. ATTORNEY'S FEE. In the event any arbitration, suit or action is filed by either party

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hereto to enforce any of the terms, covenants or provisions of this Agreement, or to rescind the same, the party prevailing in any such proceeding, or any appeal therefrom, shall be entitled to reasonable attorney's fees at the trial level and on appeal or review to be established by the arbitration panel or Court, and expert witness fees, together with all costs otherwise recoverable under Oregon law, from the non-prevailing party.

         26. ACCESS. Pioneer makes no representations or warranties, express or implied, with respect to rights of access to any portion of the Premises.

         Pioneer hereby assigns to Kinzua, which assignment shall terminate upon the expiration or earlier termination of this Agreement, Pioneer's rights in any easements, permits, or licenses granting Pioneer ingress and egress to the Premises over or through land owned by third parties, provided that such assignment shall be non-exclusive and Pioneer shall continue to have and may also exercise all such rights.

         27. ASSIGNMENT. Pioneer shall have the right to assign this Agreement, in whole or in part, without the consent of Kinzua. Kinzua shall not have the right, without Pioneer's prior written consent, to assign this Agreement, in whole or in part, either voluntarily or by operation of law; except that Pioneer agrees that it will not unreasonably withhold its consent to
(i) Kinzua's assignment of a security interest in its interest in this Agreement and the Timber to its bank; and (ii) Kinzua's assignment of its interest in this Agreement and in the Timber to a purchaser(s) of Kinzua's manufacturing facilities.

         28. REPRESENTATIONS. Each party represents that: it is a limited liability company duly organized, and validly existing, and in good standing under the laws of Oregon and is qualified and licensed to do business in Oregon; it has full power and authority to execute and perform this Agreement and that all action necessary to confirm such authority has been duly and lawfully taken, except that, with respect to Pioneer, the consent and/or subordination of Pioneer's lenders may be necessary; upon execution hereof, this Agreement shall constitute its valid, legally binding obligation; neither execution nor performance of this Agreement will violate the terms of any provision of its Articles of Incorporation, Bylaws, Operating Agreement or any note, loan agreement, commitment agreement, lease or other material contract or agreement to which it is a party, except that, with respect to Pioneer, the consent and/or subordination of Pioneer's lenders may be necessary. Each party shall delivery to the other a certified copy of a resolution of its Management Committee authorizing the execution of this Agreement or such other evidence of authority that is reasonably acceptable to the other.

         29. NOTICES. Any notice or demand required or permitted to be given under the terms of this Agreement shall be deemed to have been duly given or made if given by any of the following methods:

                  29.1 Deposited in the United States mail, in a sealed envelope, postage prepaid, by registered or certified mail, return receipt requested, or hand delivered, respectively addressed as follows:


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                  If to Pioneer:      James A. Mehrwein
                                      Pioneer Resources, LLC
                                      65 N. Bertelsen Road
                                      Eugene, OR  97402

                  If to Kinzua        Greg Demers
                                      Kinzua Resources, LLC
                                      25310 Jeans Road
                                      Veneta, OR  97487

                  29.2 Sent to the above address via an established national overnight delivery service (such as Federal Express) charges prepaid; or

                  29.3 Sent via any electronic communications method, provided the sender obtains written confirmation of receipt of the communications by the electronic communication equipment at the office of the addressee listed above; provided also that, if this method is used, the party shall immediately follow such notice with a second notice in one of the methods set forth in subsections 29.1 or 29.2 above.

         Notices shall be effective three business days after mailing if sent by United States mail, one business day after dispatch is sent by overnight delivery service, and upon receipt if hand delivered or sent by an electronic communications method.

         30. MODIFICATION. No modification of this Agreement shall be valid unless made in writing and duly executed by Pioneer and Kinzua.

         31. NO WAIVER. The failure of either party to insist upon prompt and strict performance of any of the terms or conditions in this Agreement shall not constitute a waiver of such party's right to insist upon strict performance thereafter or in other instances.

         32. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Oregon, except for its rules pertaining to conflicts of laws.

         33. COUNTERPARTS, EXECUTION BY FACSIMILE. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one in the same instrument.

         Delivery of an executed copy of this Agreement by facsimile transmission will be deemed to be an execution and delivery of this Agreement on the date of such transmission by the party so delivering such a copy, provided that the party so delivering such a copy via facsimile transmission shall deliver the executed original of this Agreement to the other party herein within three (3) days of the date of delivery of the copy sent via the facsimile transmission.


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         34.      ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This document
constitutes the entire agreement between the parties and merges and replaces all prior negotiations, discussions, representations, warranties, and agreements of the parties with respect to the subject matter hereof. Because this Agreement has been the subject of negotiation between the parties, the rule of construction that any ambiguity is to be construed against the drafter shall not apply. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties. In the event of any conflict between this Agreement and any exhibit attached hereto, the terms of this Agreement shall be controlling.

         35.      CLOSING.

                  35.1 This transaction shall close in escrow at Oregon Title Insurance Company, Eugene, Oregon, on or before December 29, 1998, provided that if (a) the conditions set forth in Section 35.2 have not been satisfied or waived by Kinzua and (b) Pioneer has not unconditionally received the $5,556,960 purchase price in cash, both on or before December 30, 1998, then this Agreement shall be deemed automatically terminated and neither party shall have any further rights or obligations hereunder.

                  35.2 Kinzua's obligations to close are subject to and conditioned upon written approval from its Lender, U.S. Bank, of (i) this Agreement, (ii) the Timber Deed attached hereto as Exhibit B, (iii) the Subordination Agreement to be provided by Pioneer's Lender, First Union National Bank, and (iv) a commitment from a title insurance company to insure the first lien of U.S. Bank's security interest in the Timber, subject only to exceptions to title which U.S. Bank shall approve.

                  35.3 Kinzua shall pay all title insurance costs, recording fees and other closing costs in connection with such closing.


         Executed as of the date first set forth above.


PIONEER RESOURCES, LLC                          KINZUA RESOURCES, LLC


By: /s/ James A. Mehrwein                       By: /s/ Greg Demers
    ------------------------------------            ----------------------------
Name: James A. Mehrwein                         Name:
                                                     --------------------------
Title: Vice President                           Title: President

Schedule of Exhibits:
A:       Legal Description of Premises
B:       $5,556,960 Timber Deed
C:       Exceptions to Title



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
                                                     EXHIBIT A
                                           LEGAL DESCRIPTION OF PREMISES
               (THE PORTIONS OF THE FOLLOWING DESCRIBED PROPERTIES OWNED BY PIONEER RESOURCES, LLC)


---------------------------------------------------------------------------------------------------------------------------------
PIONEER RESOURCES, LLC STUMPAGE CONTRACT TO KINZUA RESOURCES, LLC
---------------------------------------------------------------------------------------------------------------------------------
UNIT          BLOCK       SALE NAME            LEGAL DESCRIPTION                                                            ACRES
==================================================================================================================================
Pilot Rock    Desolation  Bomber               T7S, R32E, Sec 35                                                              640
---------------------------------------------------------------------------------------------------------------------------------
Pilot Rock    Desolation  Starveout            T8S, R32E, Secs 1, 2, 11, 12                                                 1,500
---------------------------------------------------------------------------------------------------------------------------------
Pilot Rock    Desolation  Spring               T6S, R33E, Sec 6; T8S, R32E, Sec 1 (portion Northeast of                       380
                                               Desolation Creek)
---------------------------------------------------------------------------------------------------------------------------------
Pilot Rock    Buckaroo    Horn, Hunter, No     T6S, R30E, Secs 1-5, 8-17, 20-24, 26-29; T6S, R31E, Secs 5-9                16,920
                          Name, Rush, Snake
---------------------------------------------------------------------------------------------------------------------------------
Pilot Rock    Wilkins     Wilkins              T5S, R30E, Secs 24, 25, 36; T5S, R31E, Secs 19, 29-32                        4,360
---------------------------------------------------------------------------------------------------------------------------------
Heppner       Area 3      Brown                T6S, R24E, Secs 13, 22-26, 36                                                2,760
---------------------------------------------------------------------------------------------------------------------------------
Heppner       Area 3      Camas                T6S, R25E, Secs 5, 7, 8, 16-23, 26-33, 34 (North half), 35 (North            9,300
                                               of 21 road)
---------------------------------------------------------------------------------------------------------------------------------
Heppner       Area 3      Porter               T6S, R25E, Secs 34 (South half), 35 (South of 21 road)                         600
---------------------------------------------------------------------------------------------------------------------------------
Heppner       Area 3      Hollywood            T5S, R26E, Secs 23-26, 35, 36                                                2,600
---------------------------------------------------------------------------------------------------------------------------------
Heppner       Area 3      Thorn Creek          T5S, R27E, Secs 5-9, 16-18, 20                                               3,360
---------------------------------------------------------------------------------------------------------------------------------
GRAND TOTAL                                                                                                                42,420
---------------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT B

                     STATUTORY BARGAIN AND SALE TIMBER DEED

         PIONEER RESOURCES, LLC, an Oregon limited liability company ("Grantor") conveys to KINZUA RESOURCES, LLC, an Oregon limited liability company ("Grantee"), without any covenants or warranties of title except as expressly set forth below, all of the "Timber" (as defined below) on those certain parcels of land situated in Wheeler, Morrow, Umatilla and Grant Counties, Oregon, described below:

                          SEE EXHIBIT A ATTACHED HERETO
                      AND INCORPORATED HEREIN (the "Land")

         Together with the rights to enter upon the Land, to cut and remove the Timber and to build, maintain and repair roads, all subject to and in accordance with the provisions of the Timber Purchase Agreement, which is defined below.

         The true consideration for this conveyance is the sum of $5,556,960.

         As used herein, the term "Timber" shall mean the merchantable timber standing or lying on the Land during the term of this Deed which is included in the definition of "Timber" set forth in the Timber Purchase Agreement.

         Grantee shall have until September 30, 1999 (the "Termination Date") to cut and remove the Timber. Provided however, at the election of Grantee, the Termination Date shall be extended for the period of any delay(s) in Grantee's harvest and removal of the Timber due to acts of God, acts of government, labor disputes, strikes, weather conditions or other events of force majeure beyond the reasonable control of Grantee. If any such extension shall apply, Grantee shall use its best efforts to complete its full performance hereunder as soon as possible thereafter. Notwithstanding the foregoing, in no event shall the Termination Date be extended beyond December 31, 1999; provided, however, the Termination Date may be extended under certain other limited circumstances, to the extent expressly provided in the Timber Purchase Agreement, to a date not later than September 30, 2000.

         On the Termination Date, all right, title and interest in and to any remaining Timber shall revert automatically to the Grantor herein, it successors and assigns, without the requirement of any action by any party hereto.

         Grantor hereby warrants to Grantee that Grantor has not granted or created any liens, claims, and encumbrances of any kind against the Timber or the Land since October 9, 1998, except those specified on EXHIBIT B attached hereto and incorporated herein.

         This Timber Deed has been executed and delivered, and accepted, subject to the terms and provisions of that certain Timber Purchase Agreement dated as of December 29, 1998 between Grantor and Grantee ("Timber Purchase Agreement"), which by this reference is hereby incorporated herein.

         EXECUTED as of the 29th day of December, 1998.


                                            GRANTOR:

                                            PIONEER RESOURCES, LLC, an Oregon
                                            limited liability company

                                            By:
                                               ---------------------------------
                                            Name:  James A. Mehrwein
                                            Its:  Vice President

STATE OF                    )
        --------------------
                            )ss.
County of                   )
        --------------------

         This instrument was acknowledged before me on December ___, 1998, by James A. Mehrwein, Vice President of PIONEER RESOURCES, LLC, an Oregon limited liability company.



                                            ------------------------------------
                                            NOTARY PUBLIC FOR OREGON
                                            My Commission Expires:
                                                                  --------------

                                            [NOTARIAL SEAL]

                                            Upon recording return to:

                                            Kinzua Resources, LLC
                                            25310 Jeans Road
                                            Veneta, OR  97487

                                    EXHIBIT C
                          TO TIMBER PURCHASE AGREEMENT

                               Exceptions to Title

1. Deed of Trust, Fixture Filing and Security Agreement With Assignment of Rents, dated as of October 9, 1998, from Pioneer Resources, LLC ("Grantor") to Oregon Title Insurance Company, as Trustee ("Trustee"), in trust for the benefit of First Union National Bank, as Administrative Agent for the Lenders referred to therein
         ("Beneficiary"), as recorded in the public records of Wheeler County, Oregon.

2. Deed of Trust, Fixture Filing and Security Agreement With Assignment of Rents, dated as of October 9, 1998, from Pioneer Resources, LLC ("Grantor") to Oregon Title Insurance Company, as Trustee ("Trustee"), in trust for the benefits of First Union National Bank, as Administrative Agent for the Lenders referred to therein
         ("Beneficiary"), as recorded in the public records of Morrow County, Oregon.

3. Deed of Trust, Fixture Filing and Security Agreement With Assignment of Rents, dated as of October 9, 1998, from Pioneer Resources, LLC ("Grantor") to Oregon Title Insurance Company, as Trustee ("Trustee"), in trust for the benefit of First Union National Bank, as Administrative Agent for the Lenders referred to therein
         ("Beneficiary"), as recorded in the public records of Umatilla County, Oregon.

4. Deed of Trust, Fixture Filing and Security Agreement With Assignment of Rents, dated as of October 9, 1998, from Pioneer Resources, LLC ("Grantor") to Oregon Title Insurance Company, as Trustee ("Trustee"), in trust for the benefit of First Union National Bank, as Administrative Agent for the Lenders referred to therein
         ("Beneficiary"), as recorded in the public records of Grant County, Oregon.





                                       16